UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 17, 2009

Tupperware Brands Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-11657	36-4062333
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14901 South Orange Blossom Trail, Orlando, Florida	32837
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 407-826-5050

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

With the assistance of a special independent executive compensation consultant, the Compensation and Management Development Committee of the Board of Directors (the “Board”) of Tupperware Brands Corporation (the “Company”) conducted a study of executive compensation to evaluate both the appropriateness of such compensation of the Company’s Chief Executive Officer (CEO) and Chief Operating Officer (COO) positions and its effectiveness in providing incentives for the continued high performance of the Company and the implementation of management succession processes underway. As a result of this study, on February 17, 2009, the Board took the following actions impacting the compensation packages of the Company’s CEO and COO:

•

The Annual Incentive Program (AIP) provides bonus opportunity for selected employees and is structured to reward individual participants based on the Company’s financial performance. The Board approved an increase in the annual incentive plan target from 100% to 120% of salary for the Company’s CEO and from 80% to 100% of salary for the Company’s COO.

•

The Company provides long-term compensation to its named executive officers based on a compensation target. This long-term compensation is performance-based equity compensation and is provided in the form of non-qualified stock options and a performance share plan. The Board approved an increase to the total long-term compensation target from $2.5 million to $3.0 million for the Company’s CEO and from $0.7 million to $1.2 million for the Company’s COO. As a result of the increase in long-term compensation target for the CEO and COO, the Board approved a stock option grant on 44,600 shares for each executive, with a three-year pro rata vesting period. The Board also granted 63,075 shares to the CEO and 24,850 shares to the COO under the Company’s three-year performance share plan for the 2009-2011 performance cycle at target performance. The performance share plan provides incentive opportunity based on the overall success of the Company, as reflected through cumulative increases in cash flow and earnings per share over a three-year period.

•

Structuring compensation programs with appropriate retention elements is an important goal of the Company’s compensation packages for its CEO and COO. The Board also approved special time-based restricted stock awards to both the CEO (150,000 shares) and COO (100,000 shares) in order to provide a retention vehicle though the year 2014. The restricted stock awards will vest between the fifth and sixth anniversary of the grant date.

•

The CEO participates in a Supplemental Executive Retirement Plan (“SERP”). Final average SERP pay under the terms of the agreement means the highest average cash compensation over a consecutive three-year period during the last five years of credited service. The Board approved a modification of the terms of the SERP to provide for a non-consecutive (rather than consecutive) three-year period for the determination of highest average cash compensation.

The above adjustments are expected to result in CEO compensation, for purposes of establishing internal equity, to be between two and three times that of the COO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUPPERWARE BRANDS CORPORATION
(Registrant)

Date: February 19, 2009

/s/ Thomas M. Roehlk
Thomas M. Roehlk
Executive Vice President, Chief Legal Officer and Secretary